Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-233403-05

This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but are not complete and may be changed.

SUBJECT TO COMPLETION, DATED MARCH 24, 2021

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated August 22, 2019)

$

Entergy Arkansas, LLC

First Mortgage Bonds,

    % Series due                     , 20

We are offering $         million of our First Mortgage Bonds,     % Series due                     , 20     , or the “bonds.” We will pay interest on the bonds semi-annually in arrears on                      and                      of each year. The first interest payment on the bonds will be made on                     , 2021. The bonds will be redeemable at our option, in whole or in part, (i) at any time prior to                     , 20    , at the make-whole redemption price described in this prospectus supplement, and (ii) at any time on or after                     , 20    , prior to maturity of the bonds, at a redemption price equal to 100% of the principal amount of the bonds being redeemed, plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date. The bonds will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

As described in the accompanying prospectus, the bonds are a series of first mortgage bonds issued under our mortgage and deed of trust, which has the benefit of a first mortgage lien on substantially all of our property.

Investing in the bonds involves risks. See “Risk Factors” on page S-1 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Underwriting Discount		Proceeds to Entergy Arkansas (before expenses)

Per bond		%		%		%

Total	$		$		$

(1)	The price to public will also include any interest that has accrued on the bonds since their issue date if delivered after that date.

The underwriters expect to deliver the bonds to purchasers through the book-entry facilities of The Depository Trust Company in New York, New York on or about March     , 2021.

Joint Book-Running Managers

Barclays
Citigroup
Regions Securities LLC
Stephens Inc.
US Bancorp
Wells Fargo Securities

March     , 2021

This prospectus supplement, the accompanying prospectus and any related free-writing prospectus that we file with the Securities and Exchange Commission, or SEC, contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than as of the dates of these documents or the dates these documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates. If the information in this prospectus supplement is different from, or inconsistent with, the information in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. We are not, and the underwriters are not, making an offer or sale of the bonds in any jurisdiction where the offer or sale is not permitted.

Prospectus Supplement

Prospectus

i

RISK FACTORS

Investing in the bonds involves certain risks. In considering whether to purchase the bonds, you should carefully consider the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the information under the headings “Risk Factors Summary” and “Risk Factors,” as well as the factors listed under the heading “Forward-Looking Information,” in each case, contained in our Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Form 10-K”), which is incorporated by reference in this prospectus supplement and in the accompanying prospectus.

RECENT DEVELOPMENTS

As described under “Management’s Financial Discussion and Analysis — State and Local Rate Regulation and Fuel-Cost Recovery — Retail Rates — 2020 Formula Rate Plan Filing” in the 2020 Form 10-K, decisions by the Arkansas Public Service Commission (the “APSC”) on our petition for rehearing regarding the netting adjustment and request for extension of the formula rate plan rider for a second five-year term were expected in March 2021. On March 12, 2021, together with certain other parties, we filed with the APSC a Joint Motion to Request Further Consideration of legislation then before the Arkansas General Assembly addressing several matters regarding the operation of a utility’s formula rate review mechanism, including the appropriate application of a netting adjustment. Also on March 12, 2021, the APSC granted this petition to reopen the docket for further consideration of evidence and argument on the effect of such legislation should it be enacted (the “APSC’s March 12th Order”).

On March 22, 2021, the Arkansas Governor signed HB1662 into law making it immediately effective. This law clarifies aspects of Arkansas’s original formula rate plan (“FRP”) legislation enacted in 2015, including with respect to authorized return on equity (“ROE”), the extension of an FRP, the methodology for the netting adjustment, and debt and equity levels. It also reaffirms the customer protections of the original FRP legislation, including the cap on annual FRP rate changes which is intended to ensure stable and reasonable overall rates.

With the enactment of HB1662 , we intend to work with the APSC Staff and stakeholders to pursue implementation of the new law in establishing our rates. This process may result in additional concessions by us to facilitate the implementation of new rates and may involve amendment to SB489, the Arkansas Senate’s version of HB1662 which is pending before the Arkansas General Assembly, to effectuate certain additional changes to the FRP legislation. The Arkansas General Assembly is set to adjourn on April 30, 2021.

Implementation of the legislation would involve APSC action to substitute a revised 2021 FRP rate change for the rate change previously ordered by the APSC, as well as amendments to our FRP tariff to implement the provisions of the legislation. With enactment of HB1662, pursuant to the APSC’s March 12th Order, we expect to file a proposed procedural schedule for the APSC to address the effects of HB1662 on the proceedings before the APSC related to the netting adjustment and extension of the FRP rider and the implementation of the legislation in our FRP rates.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means that we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. Accordingly, we incorporate by reference the 2020 Form 10-K along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if the filings are made prior to the time that all of the bonds are sold in this offering.

You may access a copy of any or all of these filings, free of charge, at our website located at http://www.entergy.com or by writing or calling us at the following address:

Ms. Dawn A. Balash

Assistant Secretary

Entergy Arkansas, LLC

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-6755

You may also direct your requests via email to dbalash@entergy.com. We do not intend our Internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus supplement or the accompanying prospectus.

SELECTED FINANCIAL INFORMATION

You should read our selected financial information set forth below in conjunction with the financial statements and other financial information contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The selected financial information set forth below has been derived from our annual financial statements for the three-year period ended December 31, 2020, which have been audited by Deloitte & Touche LLP, our independent registered public accounting firm, and incorporated by reference in this prospectus supplement and the accompanying prospectus from the 2020 Form 10-K. The following material, which is presented in this prospectus supplement solely to furnish summary information, is qualified by, and should be considered in conjunction with, the more detailed information appearing in the documents incorporated by reference herein.

	For the Twelve Months Ended
	December 31,
	2020	2019	2018
	(in thousands)
Income Statement Data:
Operating Revenues	$2,084,494	$2,259,594	$2,060,643
Operating Income	402,558	326,997	45,229
Interest Expense	138,239	133,755	116,678
Net Income	245,232	262,964	252,707

	As of December 31, 2020
	Actual		As Adjusted(1)
	Amount	Percent	Amount	Percent
	(dollars in thousands)
Balance Sheet Data:
Member’s Equity	$3,276,169	45.2%	$	%
First Mortgage Bonds (includes current maturities)	3,610,000	49.8
Other Long-Term Debt (includes current maturities)(2)	381,207	5.3
Unamortized Premium and Discount — Net and Unamortized Debt Issuance Costs	(23,700)	(0.3)

Total Capitalization	$7,243,676	100.0%	$	%

(1)

Adjusted to reflect (i) the issuance and sale of the bonds and (ii) the repayment at maturity of (a) $45 million of Independence County, Arkansas Pollution Control Revenue Refunding Bonds (Entergy Arkansas, Inc. Project) Series 2013 due January 1, 2021, and (b) $350 million of our First Mortgage Bonds, 3.75% Series due February 15, 2021.

(2)	We did not have any outstanding borrowings under our $150 million long-term revolving credit facility at December 31, 2020.

USE OF PROCEEDS

We anticipate our net proceeds from the sale of the bonds will be approximately $             million after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds we receive from the issuance and sale of the bonds, together with other available funds, (a) to finance in part the purchase of the Searcy Power Station, and/or (b) to repay a portion of the debt outstanding under our $150 million long-term revolving credit facility which expires in September 2024, and/or (c) to repay a portion of the debt outstanding under our $25 million short-term revolving credit facility which expires in April 2021, and/or (d) for general corporate purposes.

At March 22, 2021, we had approximately $150 million of debt outstanding under our long-term revolving credit facility bearing interest at the weighted average interest rate of 1.24% per year on the drawn portion of the facility and approximately $25 million of debt outstanding under our short-term revolving credit facility bearing interest at the weighted average interest rate of 2.75% per year on the drawn portion of the facility. Pending the application of the net proceeds of the bonds, we may invest them in short-term, highly liquid, high-rated money market instruments and/or the Entergy System money pool. Certain of the underwriters, either directly or through affiliates, are lenders under our long-term revolving credit facility and accordingly may receive a portion of the proceeds from this offering pursuant to the repayment of borrowings under such facility. See “Underwriting (Conflicts of Interest) — Conflicts of Interest.”

DESCRIPTION OF THE BONDS

General

The mortgage (as defined in the accompanying prospectus) permits us to issue first mortgage bonds from time to time in one or more series, so long as we meet issuance tests set forth in the mortgage, which are generally described in the accompanying prospectus under the heading “Description of the New Bonds — Issuance of Additional First Mortgage Bonds.” All first mortgage bonds of any one series need not be issued at the same time, and a series may be reopened for issuances of additional first mortgage bonds of such series. Thus, we may, from time to time, without notice to or the consent of the existing holders of the bonds, create and issue further first mortgage bonds having the same terms and conditions as the bonds in all respects, except for the issue date, price to public and, if applicable, the initial interest payment on such first mortgage bonds. Additional first mortgage bonds issued in this manner will be consolidated with, and will form a single series with, the previously outstanding first mortgage bonds of such series.

Interest, Maturity and Payment

We are offering $             million of First Mortgage Bonds,     % Series due             , 20    . We will pay interest on the bonds semi-annually in arrears on              and              of each year, beginning on             , 2021. Interest will accrue at the rate of     % per year and will start to accrue from the date that the bonds are issued. As long as the bonds are registered in the name of The Depository Trust Company (“DTC”) or its nominee, the record date for interest payable on any interest payment date shall be the close of business on the Business Day (as defined below) immediately preceding such interest payment date. We have agreed to pay interest on any overdue principal and, if such payment is enforceable under applicable law, on any overdue installment of interest on the bonds at a rate of 6% per annum to holders of record at the close of business on the Business Day immediately preceding our payment of such interest.

Interest on the bonds will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date, redemption date or the maturity date falls on a day that is not a Business Day, the payment due on that interest payment date, redemption date or the maturity date will be made on the next Business Day, without any interest or other payment in respect of such delay.

As long as the bonds are registered in the name of DTC or its nominee, we will pay principal, any premium and interest due on the bonds to DTC. DTC will then make payment to its participants for disbursement to the beneficial owners of the bonds as described in the accompanying prospectus under the heading “Description of the New Bonds — Book-Entry Only Securities.”

Form and Denomination

The bonds will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The bonds will be represented by a global certificate without coupons registered in the name of a nominee of DTC.

Optional Redemption

At any time prior to             , 20     (             months prior to the maturity date of the bonds) (the “Par Call Date”), we may redeem the bonds, in whole or in part, at our option, on not less than 30 days’ nor more than 60 days’ notice, at a redemption price equal to the greater of (a) 100% of the principal amount of the bonds being redeemed and (b) as determined by the Independent Investment Banker, the sum of (x) the present value of the payment on the Par Call Date of the principal amount of the bonds being redeemed plus (y) the sum of the present values of the remaining scheduled payments of interest on the bonds being redeemed to the Par Call Date (excluding the portion of any such interest accrued to the redemption date), discounted (for purposes of determining such present values) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus      basis points plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

At any time on or after the Par Call Date, we may redeem the bonds, in whole or in part, at our option, on not less than 30 days’ nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the bonds being redeemed plus any accrued and unpaid interest thereon to, but not including, the redemption date.

If, at the time notice of redemption is given, the redemption monies are not held by the corporate trustee (as defined in the accompanying prospectus), the redemption may be made subject to receipt of such monies before the date fixed for redemption, and such notice shall be of no effect unless such monies are so received.

We may apply cash we deposit under any provision of the mortgage, with certain exceptions, to the redemption or purchase, including the purchase from us, of first mortgage bonds of any series under our mortgage, including the bonds.

Certain Definitions

“Adjusted Treasury Rate” means, with respect to any redemption date:

(1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published at least weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the bonds being redeemed (assuming, for this purpose, that such bonds mature on the Par Call Date), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

(2) if such release (or any successor release) is not published during the week preceding the calculation date for the Adjusted Treasury Rate or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the corporate trustee is closed for business.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the bonds being redeemed (assuming, for this purpose, that such bonds mature on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the bonds being redeemed (assuming, for this purpose, that such bonds mature on the Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time or, if any of such firms is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means any of (1) Barclays Capital Inc., Citigroup Global Markets Inc., Wells Fargo Securities, LLC and a Primary Treasury Dealer (as defined below) selected by each of Regions Securities LLC, Stephens Inc. and U.S. Bancorp Investments, Inc., or, in each case, an affiliate thereof, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m. on the third Business Day preceding such redemption date.

Purchase of the Bonds

We or our affiliates may, at any time and from time to time, purchase all or some of the bonds at any price or prices by means other than redemption, whether by tender, in the open market, by private negotiated agreement or otherwise, subject to applicable law.

Issuance of Additional First Mortgage Bonds

See “Description of the New Bonds — Issuance of Additional First Mortgage Bonds” in the accompanying prospectus for a description of the bases upon which we are permitted to issue first mortgage bonds under our mortgage and related requirements for such issuance. As of January 31, 2021, we had approximately $1.03 billion of available property additions, entitling us to issue approximately $618 million principal amount of first mortgage bonds on the basis of property additions, and we could have issued approximately $848 million principal amount of first mortgage bonds on the basis of retired first mortgage bonds. The amount of first mortgage bonds issuable as of January 31, 2021, on the basis of retired first mortgage bonds does not reflect our repayment at maturity of $350 million of our First Mortgage Bonds, 3.75% Series due February 15, 2021 and the corresponding increase of $350 million in the amount issuable on the basis of retired first mortgage bonds. The bonds will be issued on the basis of property additions.

Additional Information

For additional information about the bonds, see “Description of the New Bonds” in the accompanying prospectus, including:

1. additional information about the terms of the bonds,

2. general information about our mortgage and the trustees,

3. a description of certain reservations of rights to amend our mortgage,

4. a description of certain restrictions contained in our mortgage, and

5. a description of events of default under our mortgage.

UNDERWRITING (CONFLICTS OF INTEREST)

General

Under the terms and conditions set forth in the underwriting agreement, dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the principal amounts of bonds set forth opposite its name below:

Name	Principal Amount of Bonds

Barclays Capital Inc.	$

Citigroup Global Markets Inc.

Regions Securities LLC

Stephens Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Total	$

Under the terms and conditions set forth in the underwriting agreement, the underwriters have committed, subject to the terms and conditions set forth therein, to take and pay for all of the bonds if any are taken, provided, that under certain circumstances involving a default of an underwriter, less than all of the bonds may be purchased. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters initially propose to offer the bonds directly to the public at the price to public set forth on the cover page hereof and may offer the bonds to certain securities dealers at such price less a concession not in excess of     % of the principal amount of the bonds. The underwriters may allow, and such dealers may reallow to certain brokers and dealers, a concession not in excess of     % of the principal amount of the bonds. After the initial offering of the bonds, the offering price and other selling terms may from time to time be varied by the underwriters.

The following table shows the underwriting discount we will pay to the underwriters in respect of this offering:

Per bond		%

Total	$

We estimate that our total expenses for this offering will be approximately $615,000, excluding the underwriting discount.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in that respect.

The bonds will constitute a new class of securities with no established trading market. We cannot assure you as to (1) the liquidity of any such market that may develop, (2) the ability of holders of bonds to sell their bonds or (3) the price at which the holders of bonds would be able to sell their bonds. If such a market develops, the bonds could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debt securities and our business, results of operations, financial condition or prospects. We do not intend to apply for listing of the bonds on any securities exchange or for inclusion of the bonds in any automated quotation system.

In order to facilitate the offering of the bonds, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the bonds. Specifically, they may over-allot in connection with the offering, creating a short position in the bonds for their own accounts. In addition, to cover over-allotments or to stabilize the price of the bonds, the underwriters may bid for, and purchase, the bonds in the open market. Finally, the underwriters may reclaim selling concessions allowed to dealers for distributing the bonds in the offering, if they repurchase previously distributed bonds in transactions to cover short positions established by them, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the bonds above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

It is expected that delivery of the bonds will be made on or about the date specified on the cover page of this prospectus supplement, which will be the fourth business day following the date of this prospectus supplement (such settlement being referred to as “T+4”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the bonds more than two business days prior to the scheduled settlement date will be required, by virtue of the fact that the bonds will initially settle in T+4, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the bonds who wish to trade the bonds more than two business days prior to the scheduled settlement date under this prospectus supplement should consult their own advisors.

Certain Relationships

In the ordinary course of their respective businesses, the underwriters and certain of their respective affiliates have in the past and may in the future engage in investment banking, commercial banking or other transactions of a financial nature with us and our affiliates, for which they have received, or may receive, customary compensation. Certain of the underwriters, either directly or through affiliates, are lenders under certain Entergy System credit facilities.

In addition, in the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours and our affiliates. All of the underwriters or their affiliates that have a lending relationship with us or our affiliates routinely hedge and may continue to hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us or our affiliates consistent with their customary risk management policies. Typically, those underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the bonds. Any such credit default swaps or short positions could adversely affect future trading prices of the bonds. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

We may use a portion of the net proceeds of this offering to repay a portion of the outstanding amounts owned by us under our $150 million long-term revolving credit facility, including amounts we owe to the underwriters or their affiliates who have extended us loans under that credit facility as described under “Use of Proceeds” in this prospectus supplement. Because more than 5% of the net proceeds from this offering may be used to repay amounts owed to one or more underwriters (or their affiliates) in respect of such credit facility, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“Rule 5121”). Under Rule 5121, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering, as this offering is of a class of securities that are “investment grade rated” within the meaning of Rule 5121. The underwriters will not make sales in this offering to any accounts over which they exercise discretionary authority without first receiving the specific written approval of the account holder.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated by reference from the 2020 Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

FIRST MORTGAGE BONDS

ENTERGY ARKANSAS, LLC

425 West Capitol Avenue

Little Rock, Arkansas 72201

(501) 377-4000

We –

•	may periodically offer our first mortgage bonds in one or more series; and

•	will determine the price and other terms of each series of first mortgage bonds when sold, including whether any series will be subject to redemption prior to maturity.

The First Mortgage Bonds –

•	will be secured by a mortgage that constitutes a first mortgage lien (subject to certain exceptions and permitted liens) on substantially all of our property; and

•	will not be listed on a national securities exchange unless otherwise indicated in the accompanying prospectus supplement.

You –

•	will receive interest payments in the amounts and on the dates specified in an accompanying prospectus supplement.

This prospectus may be used to offer and sell series of first mortgage bonds only if accompanied by the prospectus supplements for those series. We will provide the specific information for those offerings and the specific terms of those first mortgage bonds, including their offering prices, interest rates and maturities, in supplements to this prospectus. The supplements may also add, update or change the information in this prospectus. You should read this prospectus and any supplements carefully before you invest.

Investing in the first mortgage bonds offered by this prospectus involves risks. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the first mortgage bonds directly or through underwriters, agents or dealers. Each prospectus supplement will provide the terms of the plan of distribution for the related series of first mortgage bonds.

The date of this prospectus is August 22, 2019.

RISK FACTORS

Investing in the first mortgage bonds involves certain risks. In considering whether to purchase the first mortgage bonds being offered by this prospectus (the “New Bonds”), you should carefully consider the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the information under the heading “Risk Factors” as well as the factors listed under the heading “Forward-Looking Information,” in each case, contained in our Annual Report on Form 10-K for our most recent fiscal year, in any Quarterly Report on Form 10-Q that we have filed since our most recent Annual Report on Form 10-K and in any other subsequent document that we file (not furnish) with the Securities and Exchange Commission (the “SEC”), each of which is incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the SEC as a majority-owned subsidiary of Entergy Corporation, which is a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933 (the “Securities Act”). By utilizing a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the New Bonds described in this prospectus. This prospectus provides a general description of the New Bonds being offered. Each time we sell a series of New Bonds we will provide a prospectus supplement containing specific information about the terms of that series of New Bonds and the related offering. It is important for you to consider the information contained in this prospectus, the related prospectus supplement and the exhibits to the registration statement, together with the additional information referenced under the heading “Where You Can Find More Information” in making your investment decision.

For more detailed information about the New Bonds, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

ENTERGY ARKANSAS, LLC

We are a limited liability company organized under the laws of the State of Texas. Our principal executive offices are located at 425 West Capitol Avenue, Little Rock, Arkansas 72201. Our telephone number is 1-501-377-4000. We are an electric public utility company providing service to approximately 711,000 customers in the State of Arkansas. We also provide retail electric service to a small number of customers in Tennessee.

All of our common membership interests are owned by Entergy Utility Holding Company, LLC, an intermediate holding company all of whose common membership interests are owned, directly or indirectly, by Entergy Corporation. The other major public utilities owned, directly or indirectly, by Entergy Corporation are Entergy Louisiana, LLC, Entergy Mississippi, LLC, Entergy New Orleans, LLC and Entergy Texas, Inc. Entergy Corporation also owns all of the common stock of System Energy Resources, Inc., the principal asset of which is its interest in the Grand Gulf Electric Generating Station, Entergy Operations, Inc., a nuclear management services company, and Entergy Services, LLC, an administrative services company from which we buy services.

We are subject to regulation by the Arkansas Public Service Commission and the Tennessee Regulatory Authority as to our electric service, rates and charges. We are also subject to regulation by the Federal Energy Regulatory Commission.

The information above is only a summary and is not complete. You should read the incorporated documents listed under the heading “Where You Can Find More Information” for more specific information concerning our business and affairs, including significant contingencies, significant factors and known trends, our general capital requirements, our financing plans and capabilities, and pending legal and regulatory proceedings.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and therefore are required to file annual, quarterly and current reports, and other information with the SEC. Our filings are available to the public on the Internet at the SEC’s website located at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the offerings contemplated by this prospectus are completed or terminated:

1.	our Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Form 10-K”);

2.	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, and June 30, 2019; and

3.	our Current Reports on Form 8-K filed January 25, 2019, March 19, 2019, and June 26, 2019.

You may access a copy of any or all of these filings, free of charge, at our web site, which is located at http://www.entergy.com, or by writing or calling us at the following address:

Ms. Dawn A. Balash

Assistant Secretary

Entergy Arkansas, LLC

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-6755

You may also direct your requests via e-mail to dbalash@entergy.com. We do not intend our Internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus or any accompanying prospectus supplement.

This prospectus, any accompanying prospectus supplement and any free-writing prospectus that we file with the SEC contain and incorporate by reference information that you should consider when making your investment decision. We have not, and any underwriters, dealers or agents have not, authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference is accurate as of any date other than as of the dates of these documents or the dates these documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates. We are not, and any underwriters, dealers or agents are not, making an offer of the New Bonds in any jurisdiction where the offer or sale is not permitted.

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, the net proceeds from the offering of the New Bonds will be used either (a) to repurchase or redeem one or more series of our outstanding securities on their stated due dates or in some cases prior to their stated due dates or (b) for other general corporate purposes. The specific purposes for the proceeds of a particular series of New Bonds or the specific securities, if any, to be acquired or redeemed with the proceeds of a particular series of New Bonds will be described in the prospectus supplement relating to that series.

DESCRIPTION OF THE NEW BONDS

The following description sets forth the general terms and provisions of the New Bonds that we may offer by this prospectus. We will describe the particular terms of the New Bonds and provisions that vary from those described below, in one or more prospectus supplements.

We will issue the New Bonds offered by this prospectus from time to time in one or more series under one or more separate supplemental indentures to the Mortgage and Deed of Trust dated as of October 1, 1944, with Deutsche Bank Trust Company Americas, successor corporate trustee, and, as to property in Missouri, The Bank of New York Mellon Trust Company, N.A., successor co-trustee, and together referred to in this prospectus as “trustees.” This Mortgage and Deed of Trust, as it has heretofore been and may be amended or supplemented from time to time, is referred to in this prospectus as the “mortgage.” All first mortgage bonds issued or to be issued under the mortgage, including the New Bonds offered by this prospectus, are referred to herein as “first mortgage bonds.”

This section of the prospectus contains a summary of certain terms and provisions of the mortgage. The mortgage contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the New Bonds or the mortgage. The mortgage is filed as an exhibit to the registration statement of which this prospectus forms a part. You should read the mortgage for provisions that may be important to you. This summary is subject to and qualified in its entirety by reference to all the provisions of the mortgage, including the definitions of some of the terms used in the mortgage. This summary is also subject to and qualified by reference to the description of the particular terms of each series of New Bonds described in the applicable prospectus supplement or supplements. The mortgage has been qualified under the Trust Indenture Act of 1939, and you should also refer to the Trust Indenture Act of 1939 for provisions that apply to the New Bonds.

General

The mortgage permits us to issue first mortgage bonds from time to time subject to the limitations described under “—Issuance of Additional First Mortgage Bonds.” All first mortgage bonds of any one series need not be issued at the same time, and a series may be reopened for issuances of additional first mortgage bonds of that series. This means that we may from time to time, without the consent of the existing holders of the first mortgage bonds of any series, including the New Bonds, create and issue additional first mortgage bonds of a series having the same terms and conditions as the previously issued first mortgage bonds of that series in all respects, except for issue date, issue price and, if applicable, the initial interest payment on those additional first mortgage bonds. Additional first mortgage bonds issued in this manner will be consolidated with and will form a single series with the previously issued first mortgage bonds of that series. For more information, see the discussion below under “—Issuance of Additional First Mortgage Bonds.”

Terms of Specific Series of the New Bonds

The prospectus supplement relating to each series of New Bonds offered by this prospectus will include a description of the specific terms relating to the offering of that series. These terms will include any of the following terms that apply to that series:

1.	the designation, or name, of the series of New Bonds;

2.	the aggregate principal amount of the series;

3.	the offering price of the series;

4.	the date on which the series will mature;

5.	the rate or method for determining the rate at which the series will bear interest;

6.	the date from which interest on the series accrues;

7.	the dates on which interest on the series will be payable;

8.	the prices and the other terms and conditions, if any, upon which we may redeem the series prior to maturity;

9.	the terms of an insurance policy, if any, that will be provided for the payment of the principal of and/or interest on the series;

10.	the rights, if any, of a holder to elect repayment; and

11.	any other terms of the series not inconsistent with the provisions of the mortgage.

As of June 30, 2019, we had approximately $3,206 million principal amount of first mortgage bonds outstanding.

We may sell New Bonds at a discount below their principal amount or at a premium above their principal amount. United States federal income tax considerations applicable to New Bonds sold at an original issue discount will be described in the applicable prospectus supplement if we sell New Bonds at an original issue discount. In addition, important United States federal income tax or other tax considerations applicable to any New Bonds denominated or payable in a currency or currency unit other than United States dollars will be described in the applicable prospectus supplement if we sell New Bonds denominated or payable in a currency or currency unit other than United States dollars.

Except as may otherwise be described in the applicable prospectus supplement, the covenants contained in the mortgage will not afford holders of New Bonds protection in the event of a highly-leveraged or a change of control transaction involving us.

Payment

The New Bonds and interest thereon will be paid in any coin or currency of the United States of America that at the time of payment is legal tender at the corporate trust office of the corporate trustee in the Borough of Manhattan, City and State of New York. See “—Book-Entry Only Securities” for additional information relating to payment on the New Bonds.

Sinking Fund

The New Bonds will not be subject to any sinking fund, maintenance and improvement fund or other similar fund requirements.

Redemption

We will set forth any terms for the redemption of New Bonds of any series in the applicable prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to New Bonds redeemable at the option of the holder of those New Bonds, the New Bonds will be redeemable upon notice to holders by mail at least 30 days prior to the redemption date. Unless the New Bonds are held in book-entry only form through the facilities of The Depository Trust Company (“DTC”), in which case DTC’s procedures for selection shall apply (see “—Book-Entry Only Securities”), if less than all of the New Bonds of any series are to be redeemed, the corporate trustee will select the New Bonds to be redeemed.

Unless we default in the payment of the redemption price and accrued interest, if any, in the case of an unconditional notice of redemption, the New Bonds subject to such notice of redemption will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest to the redemption date upon surrender of any New Bond for redemption. If only part of a New Bond is redeemed, the corporate trustee will deliver to the holder of the New Bond a new New Bond of the same series for the remaining portion without charge.

We may make any redemption at our option conditional upon the receipt by the corporate trustee, prior to the date fixed for redemption, of money sufficient to pay the redemption price and accrued interest, if any. If the corporate trustee has not received the money by the date fixed for redemption, we will not be required to redeem the New Bonds.

Form and Exchange

The New Bonds will be fully-registered bonds without coupons. See “—Book-Entry Only Securities.” The New Bonds will be exchangeable for other New Bonds of the same series in equal aggregate principal amounts. No service charge will be made for any registration of transfer or exchange of the New Bonds. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with a registration, transfer or exchange. We will not be required to provide for the transfer or exchange of any New Bond:

1.	during the 10 days before an interest payment date,

2.	during the 10 days before any designation of such New Bond to be redeemed, or

3.	selected for redemption.

Security

The New Bonds, together with all other first mortgage bonds outstanding now or in the future under the mortgage, will be secured, equally and ratably, by the lien of the mortgage, which constitutes a first mortgage lien on substantially all of our property (the “mortgaged property”) subject to bankruptcy law and to:

1.	leases of minor portions of our mortgaged property to others for uses which do not interfere with our business;

2.	leases of certain of our mortgaged property not used in our business; and

3.	excepted encumbrances (as defined below).

There is excepted from the lien certain of our property, including:

1.	cash and securities;

2.	certain equipment, materials and supplies;

3.	automobiles and other vehicles and aircraft, timber, minerals, mineral rights and royalties;

4.	receivables, contracts, leases and operating agreements; and

5.	certain unimproved lands sold or to be sold.

The “excepted encumbrances” mean the following:

•

tax liens, assessments and other governmental charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to our general counsel or to such other person designated by us to receive such notices;

•

mechanics’, workmen’s, repairmen’s, materialmen’s, warehousemen’s and carriers’ liens, other liens incident to construction, liens or privileges of any of our employees for salary or wages earned, but not yet payable, and other liens, including without limitation liens for worker’s compensation awards, arising in the ordinary course of business for charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to our general counsel or to such other person designated by us to receive such notices;

•	specified judgment liens and prepaid liens;

•	easements, leases, reservations or other rights of others (including governmental entities) in, and defects of title in, our property;

•	liens securing indebtedness or other obligations relating to real property we acquired for specified transmission, distribution or communication purposes or for the purpose of obtaining rights-of-way;

•	specified leases and leasehold, license, franchise and permit interests;

•	liens resulting from law, rules, regulations, orders or rights of governmental authorities and specified liens required by law or governmental regulations;

•	liens to secure public obligations; rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by us or by others on our property;

•	rights and interests of persons other than us arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of those persons in the property;

•	restrictions on assignment and/or requirements of any assignee to qualify as a permitted assignee and/or public utility or public services corporation; and

•	liens which have been bonded for the full amount in dispute or for the payment of which other adequate security arrangements have been made.

The mortgage contains provisions that impose the lien of the mortgage on property that we acquire after the date of the mortgage, other than excepted property, subject to pre-existing liens. However, if we consolidate or merge with, or convey or transfer all or substantially all of our mortgaged property to, a successor, the lien created by the mortgage will generally not cover the property of the successor, other than the mortgaged property it acquires from us and improvements, replacements and additions to such property.

The mortgage also provides that the trustees shall have a lien upon the mortgaged property to ensure the payment of their reasonable compensation, expenses and disbursements and for indemnity against certain liabilities. This lien takes priority over the lien securing the first mortgage bonds, including the New Bonds.

The mortgage also contains restrictions on the issuance of debt secured by a prior lien on the mortgaged property (“qualified lien bonds”).

Issuance of Additional First Mortgage Bonds

The maximum principal amount of first mortgage bonds that may be issued under the mortgage is limited to $100 billion at any time outstanding under the mortgage, subject to property additions and other limitations of the mortgage. First mortgage bonds of any series may be issued from time to time on the basis of:

1.	60% of the cost or fair value, whichever is less, of unfunded property additions after adjustments to offset retirements;

2.	retirements of first mortgage bonds or qualified lien bonds; or

3.	deposit of cash with the corporate trustee.

Property additions generally include, among other things, electric, gas, steam or hot water property acquired after June 30, 1944. Securities, automobiles or other vehicles or aircraft, or property used principally for the production or gathering of natural gas, are not included as property additions.

As of June 30, 2019, we had approximately $356 million of available property additions, entitling us to issue approximately $213 million principal amount of first mortgage bonds on the basis of property additions, and we could have issued approximately $1,152 million principal amount of first mortgage bonds on the basis of retired first mortgage bonds. Such amount will be affected by the issuance of any additional first mortgage bonds, including the New Bonds, and the retirement of existing bonds with the proceeds of the New Bonds.

There is no “earnings” or similar test required under the mortgage as a condition to the issuance of first mortgage bonds under the mortgage.

We have the right to amend the mortgage at any time without the consent or other action of the holders of any of the New Bonds to permit the issuance of first mortgage bonds on the basis of 80% of the cost or fair value, whichever is less, of unfunded property additions after adjustments to offset retirements.

We have the right to amend the mortgage at any time without any consent or other action of the holders of any of the New Bonds to make any form of space satellites including solar power satellites, space stations and other analogous facilities available as property additions.

Other than the security afforded by the lien of the mortgage and restrictions on the issuance of additional first mortgage bonds described above, there are no provisions of the mortgage that grant the holders of the first mortgage bonds protection in the event of a highly leveraged transaction involving us.

Release and Substitution of Property

We may release property from the lien of the mortgage on the bases of:

1.	the deposit of cash or, to a limited extent, purchase money mortgages;

2.	property additions, after adjustments in certain cases to offset retirements and after making adjustments for qualified lien bonds, if any, outstanding against property additions; and

3.

(i) the aggregate principal amount of first mortgage bonds that we would be entitled to issue on the basis of retired qualified lien bonds; or (ii) 10/6ths of the aggregate principal amount of first mortgage bonds that we would be entitled to issue on the basis of retired first bonds; in each case with the entitlement being waived by operation of the release.

We can withdraw cash upon the bases stated in clause (2) and/or (3) above. Should we amend the mortgage as described under “ – Issuance of Additional First Mortgage Bonds” above to permit the issuance of first mortgage bonds on the basis of an increased percentage of the cost or fair value, whichever is less, of unfunded property additions after adjustments to offset retirements, the ratio specified in clause (3)(ii) above would change to the reciprocal of such increased percentage.

The mortgage also contains special provisions with respect to qualified lien bonds pledged and the disposition of moneys received on pledged prior lien bonds. We may also release unfunded property if after such release at least one dollar in unfunded property remains subject to the lien of the mortgage. We have the right to amend the mortgage at any time without the consent or other action of the holders of any of the New Bonds to modify the definition of “Funded Property” in the mortgage to mean property specified by us with a fair value determined by an independent expert not less than 10/8ths of the sum of the amount of the outstanding first mortgage bonds and retired first mortgage bonds.

We may, without any release or consent by the corporate trustee,

•

grant, free from the lien of the mortgage, easements, ground leases or rights-of-way in, upon, over and/or across our property for the purpose of roads, pipe lines, transmission lines, distribution lines, communication lines and similar purposes, or for the joint or common use of real property, rights-of-way, facilities and/or equipment, but only if such grant shall not materially impair the use of the property or rights-of-way for the purposes for which such property or rights-of-way are held by us, and

•	cancel or make changes or alterations in or substitutions for any and all easements, servitudes and similar rights and/or interests.

Modification

Modification Without Consent

Without the consent of any holder of first mortgage bonds, we and the trustees may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the mortgage and in the first mortgage bonds;

•	to add one or more covenants or other provisions for the benefit of the holders of all or any series of first mortgage bonds, or to surrender any right or power conferred upon us;

•	to add additional events of default under the mortgage for all or any series of first mortgage bonds;

•	to correct or amplify the description of the mortgaged property or to subject additional property to the lien of the mortgage;

•

to change, eliminate or add any provision to the mortgage; provided that no such change, elimination or addition will adversely affect the interests of the holders of first mortgage bonds of any series in any material respect;

•	to establish the form or terms of first mortgage bonds of any other series as permitted by the mortgage;

•	to provide for the procedures required for use of a noncertificated system of registration for the first mortgage bonds of all or any series;

•

to change any place where principal, premium, if any, and interest shall be payable, first mortgage bonds may be surrendered for registration of transfer or exchange, and notices and demands to us may be served; or

•

to cure any ambiguity or inconsistency or to make any other changes or additions to the provisions of the mortgage if such changes or additions will not adversely affect the interests of first mortgage bonds of any series in any material respect.

Modification Requiring Consent

Except as provided below, the consent of the holders of a majority in aggregate principal amount of then outstanding first mortgage bonds, considered as one class, is required for all other amendments or modifications to the mortgage. However, if less than all of the series of first mortgage bonds outstanding are directly affected by a proposed amendment or modification, then the consent of the holders of only a majority in aggregate principal amount of the outstanding first mortgage bonds of all series that are directly affected, considered as one class, will be required. Notwithstanding the foregoing, no amendment or modification may be made without the consent of the holder of each directly affected first mortgage bond then outstanding to:

•

extend the maturity of the principal of, or interest on, any first mortgage bond, or reduce the principal amount of any first mortgage bond or its rate of interest or modify the terms of payment of such principal or interest;

•

create any lien ranking prior to or on a parity with the lien of the mortgage with respect to the mortgaged property, or deprive any non-assenting holder of a first mortgage bond of a lien on the mortgaged property for the security of such holder’s first mortgage bonds (subject only to excepted encumbrances); or

•	reduce the percentage in principal amount of the outstanding first mortgage bonds of any series the consent of the holders of which is required for any amendment or modification.

The mortgage provides that first mortgage bonds owned by us, for our benefit or by any entity of which we own 25% or more of the outstanding voting stock shall not be deemed outstanding for the purpose of certain votes, consents or quorums; provided that first mortgage bonds which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the corporate trustee its right to vote or give consents with respect to such first mortgage bonds and such pledgee is not us or an entity of which we own 25% or more of the outstanding voting stock.

Any request, consent or vote of the owner of any first mortgage bond will bind every future holder and owner of that first mortgage bond and the holder and owner of every first mortgage bond issued upon the registration of transfer of or in exchange for that first mortgage bond.

Defaults

Defaults under the mortgage include:

1.	failure to pay the principal of any first mortgage bond when due and payable;

2.

failure to pay interest on any first mortgage bond or any installments of any fund required to be applied to the purchase or redemption of any first mortgage bond for a period of 60 days after the same shall have become due and payable;

3.	failure to pay interest upon or principal of any qualified lien bonds beyond any applicable grace period;

4.	certain events of bankruptcy, insolvency or reorganization; and

5.

the expiration of 90 days after the mailing by the corporate trustee to us of a written demand, or by holders of 15% in principal amount of the first mortgage bonds at the time outstanding under the mortgage to us and to the corporate trustee of a written demand, that we perform a specified covenant or agreement contained in the mortgage, which specified covenant or agreement we have failed to perform prior to such mailing, unless during such period we shall have performed such specified covenant or agreement. The corporate trustee may, and, if requested to do so in writing by the holders of a majority in principal amount of the first mortgage bonds then outstanding, shall, make such demand.

The trustees may withhold notice of default, except in payment of principal, interest or funds for purchase or redemption of first mortgage bonds, if they in good faith determine it is in the interests of the holders of the first mortgage bonds.

Remedies

Acceleration of Maturity

If a default under the mortgage occurs, then the corporate trustee, by written notice to us, or the holders of at least 25% in principal amount of the outstanding first mortgage bonds, by written notice to us and the corporate trustee, may declare the principal amount of all of the first mortgage bonds to be due and payable immediately, and upon the giving of such notice, such principal amount and accrued and unpaid interest will become immediately due and payable.

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

Annulment of Acceleration

At any time after such a declaration of acceleration has been made but before any sale of the mortgaged property, the holders of a majority in principal amount of all outstanding first mortgage bonds may annul such declaration of acceleration, by written notice to us and the trustees, if the default under the mortgage giving rise to such declaration of acceleration has been cured, and we have paid or deposited with the corporate trustee a sum sufficient to pay:

(1)	all overdue interest on all outstanding first mortgage bonds;

(2)	the principal of and premium, if any, on the outstanding first mortgage bonds that have become due otherwise than by such declaration of acceleration and overdue interest thereon;

(3)	interest on overdue interest, if any, to the extent lawful, at the rate of 6% per annum; and

(4)	all amounts due to the trustees under the mortgage.

Trustees’ Powers

Subject to the mortgage, under specified circumstances and to the extent permitted by law, if a default under the mortgage occurs, the trustees shall be entitled to the appointment of a receiver for the mortgaged property, and are entitled to all other remedies available under applicable law.

Control by Holders

The holders of a majority in principal amount of the first mortgage bonds may direct the time, method and place of conducting any proceedings for any remedy available to the trustees or exercising any trust or power conferred on the trustees. The trustees are not obligated to comply with directions that conflict with law or other provisions of the mortgage or that the corporate trustee determines in good faith would involve the trustees in personal liability, would be unjustifiably prejudicial to non-assenting holders or would be in circumstances where indemnity would not be sufficient. The trustees are not required to risk their funds or incur personal liability if there is reasonable ground for believing that repayment is not reasonably assured.

Limitation on Holders’ Right to Institute Proceedings

No holder of first mortgage bonds will have any right to institute any proceeding under the mortgage, or any remedy under the mortgage, unless:

•	the holder has previously given to the trustees written notice of a default under the mortgage;

•

the holders of 25% in aggregate principal amount of the outstanding first mortgage bonds of all series have made a written request to the trustees and have offered the trustees reasonable opportunity and indemnity satisfactory to the trustees to institute proceedings; and

•	the trustees have failed to institute any proceeding for 60 days after notice;

provided that no holder or holders of first mortgage bonds shall have any right in any manner to affect or prejudice the lien of the mortgage or to obtain priority over other holders of outstanding first mortgage bonds. However, these limitations do not apply to the absolute and unconditional right of a holder of a first mortgage bond to institute suit for payment of the principal, premium, if any, or interest on the first mortgage bond on or after the applicable due date.

We have reserved the right to amend the mortgage, without any consent or other action by the holders of any first mortgage bonds created on or after May 1, 2018, to revise the limitations described in the first sentence of the immediately preceding paragraph to apply to any proceeding or remedy under or with respect to the mortgage or the first mortgage bonds.

Evidence to be Furnished to the Trustee

Compliance with the mortgage provisions is evidenced by written statements of our officers or persons we select or pay. In certain cases, opinions of counsel and certifications of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. We must give the corporate trustee an annual certificate as to whether or not we have fulfilled our obligations under the mortgage throughout the preceding year.

Satisfaction and Discharge of Mortgage

The mortgage may be satisfied and discharged if and when we provide for the payment of all of the first mortgage bonds and all other sums due under the mortgage.

Consolidation, Merger and Conveyance of Assets

The mortgage provides that we may consolidate with or merge into any other entity or convey, transfer or lease as, or substantially as, an entirety to any entity the mortgaged property, if:

•

(a) the surviving or successor entity to such merger or consolidation has authority to carry on the electric, gas, steam or hot water business, or (b) the successor entity which acquires by conveyance or transfer or which leases our mortgaged property as, or substantially as, an entirety, is authorized to acquire, lease or operate the mortgaged property so conveyed or transferred;

•

such merger, consolidation, conveyance, transfer or lease is upon such terms as to preserve, and in no respect impair, the lien and security of the mortgage and the rights and powers of the trustees and the holders of first mortgage bonds;

•	the survivor or successor entity expressly assumes by supplemental indenture our obligations on all first mortgage bonds then outstanding and under the mortgage; and

•

in the case of a lease, such lease is made expressly subject to termination by us or by the trustees and by the purchaser of the property so leased at any sale thereof at any time during the continuance of a default under the mortgage.

In the case of the conveyance or other transfer of the mortgaged property as, or substantially as, an entirety to another entity, upon the satisfaction of all the conditions described above, we would be released and discharged from all our obligations and covenants under the mortgage and on the first mortgage bonds then outstanding unless we elect to waive such release and discharge.

The mortgage does not prevent or restrict any conveyance or other transfer, or lease, of any part of the mortgaged property that does not constitute the entirety, or substantially the entirety, of the mortgaged property.

Although the successor entity may, in its sole discretion, subject to the lien of the mortgage property then owned or thereafter acquired by the successor entity, the lien of the mortgage generally will not cover the property of the successor entity other than the mortgaged property it acquires from us and improvements, extensions and additions to such property and renewals, replacements and substitutions thereof, within the meaning of the mortgage.

The terms of the mortgage do not restrict mergers in which we are the surviving entity.

The mortgage provides that a statutory merger in which our assets and liabilities may be allocated among one or more entities shall not be considered to be a merger, consolidation or conveyance of mortgaged property subject to the provisions of the mortgage relating to a merger, consolidation or conveyance of all or substantially all of the mortgaged property unless all or substantially all of the mortgaged property is allocated to one or more other entities.

We have reserved the right to amend the mortgage without the consent or other action by the holders of any first mortgage bonds created after on or after May 1, 2018, to provide as follows:

(1)

that any conveyance, transfer or lease of any of our properties where we retain mortgaged property with a fair value in excess of 167% of the aggregate principal amount of all outstanding first mortgage bonds, and any other outstanding debt secured by a purchase money lien that ranks equally with, or senior to, the first mortgage bonds with respect to the mortgaged property, shall not be deemed to be a conveyance, transfer or lease of all or substantially all of our mortgaged property. This fair value will be determined within 90 days of the conveyance, transfer or lease by an independent expert that we select; and

(2)

that, in the case of a consolidation or merger after the consummation of which we would be the surviving or resulting entity, unless we otherwise provide in a supplemental indenture to the mortgage, the lien of the mortgage will generally not cover any of the properties acquired by us in or as a result of such transaction or any improvements, extensions or additions to those properties.

Consent to Amendments

Each initial and future holder of the New Bonds, by its acquisition of an interest in such New Bonds, will irrevocably (a) consent to the amendments to the mortgage described herein, without any other or further action by any holder of such New Bonds, and (b) designate the corporate trustee, and its successors, as its proxy with irrevocable instructions to vote and deliver written consents on behalf of such holder in favor of such amendments at any meeting of bondholders, in lieu of any meeting of bondholders, in response to any consent solicitation or otherwise.

Information about the Corporate Trustee

The corporate trustee is Deutsche Bank Trust Company Americas. In addition to acting as corporate trustee, Deutsche Bank Trust Company Americas and its affiliate, Deutsche Bank AG New York Branch, also act, and may act, as trustee under various other of our and our affiliates’ indentures, trusts and guarantees. We and our affiliates maintain credit and liquidity facilities and conduct other banking transactions with the corporate trustee and its affiliates in the ordinary course of our respective businesses.

We have reserved the right to amend the mortgage without the consent or other action by the holders of any first mortgage bonds created on or after May 1, 2018, to provide that so long as no event of default or event that, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the trustees a board resolution appointing a successor for any trustee and the successor has accepted the appointment in accordance with the terms of the mortgage, the applicable trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the mortgage.

Information about the Co-Trustee

The co-trustee is The Bank of New York Mellon Trust Company, N.A. In addition to acting as co-trustee, The Bank of New York Mellon Trust Company, N.A. and its affiliate, The Bank of New York Mellon, also act, and may act, as trustee under various other of our and our affiliates’ indentures, trusts and guarantees. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the co-trustee and its affiliates in the ordinary course of our respective businesses.

Book-Entry Only Securities

Unless otherwise specified in the applicable prospectus supplement, the New Bonds will trade through DTC. Each series of New Bonds will be represented by one or more global certificates and registered in the name of Cede & Co., DTC’s nominee. Upon issuance of the global certificates, DTC or its nominee will credit, on its book-entry registration and transfer system, the principal amount of the New Bonds represented by such global certificates to the accounts of institutions that have an account with DTC or its participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global certificates will be limited to participants or persons that may hold interests through participants. The global certificates will be deposited with the corporate trustee as custodian for DTC.

DTC is a New York clearing corporation and a clearing agency registered under Section 17A of the Exchange Act. DTC holds securities for its participants. DTC also facilitates the post-trade settlement of securities transactions among its participants through electronic computerized book-entry transfers and pledges in the participants’ accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its systems are on file with the SEC.

Purchases of the New Bonds within the DTC system must be made through participants, who will receive a credit for the New Bonds on DTC’s records. The beneficial ownership interest of each purchaser will be recorded on the appropriate participant’s records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through whom they purchased New Bonds. Transfers of ownership in the New Bonds are to be accomplished by entries made on the books of the participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their New Bonds of a series, except if use of the book-entry system for the New Bonds of that series is discontinued.

To facilitate subsequent transfers, all New Bonds deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the New Bonds with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the New Bonds. DTC’s records reflect only the identity of the participants to whose accounts such New Bonds are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of New Bonds may wish to take certain steps to augment transmission to them of notices of significant events with respect to the New Bonds, such as redemptions, tenders, defaults and proposed amendments to the mortgage. Beneficial owners of the New Bonds may wish to ascertain that the nominee holding the New Bonds has agreed to obtain and transmit notices to the beneficial owners.

Redemption notices will be sent to Cede & Co., as registered holder of the New Bonds. If less than all of the New Bonds of a series are being redeemed, DTC’s practice is to determine by lot the amount of New Bonds of such series held by each participant to be redeemed.

Neither DTC nor Cede & Co. will itself consent or vote with respect to New Bonds, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the New Bonds are credited on the record date. We believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the New Bonds.

Payments of redemption proceeds, principal of, and interest on the New Bonds will be made to Cede & Co., or such other nominee as may be requested by DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or our agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of participants and not of DTC, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by DTC) is our responsibility. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

Except as provided in the applicable prospectus supplement, a beneficial owner will not be entitled to receive physical delivery of the New Bonds. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the New Bonds.

DTC may discontinue providing its services as securities depositary with respect to the New Bonds at any time by giving us reasonable notice. In the event no successor securities depositary is obtained, certificates for the New Bonds will be printed and delivered. We may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to some or all of the New Bonds. In that event or if an event of default with respect to a series of New Bonds has occurred and is continuing, certificates for the New Bonds of such series will be printed and delivered. If certificates for such series of New Bonds are printed and delivered,

•	those New Bonds will be issued in fully registered form without coupons;

•

a holder of certificated New Bonds would be able to exchange those New Bonds, without charge, for an equal aggregate principal amount of New Bonds of the same series, having the same issue date and with identical terms and provisions; and

•	a holder of certificated New Bonds would be able to transfer those New Bonds without cost to another holder, other than for applicable stamp taxes or other governmental charges.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

Methods and Terms of Sale

We may use a variety of methods to sell the New Bonds including:

1.	through one or more underwriters or dealers;

2.	directly to one or more purchasers;

3.	through one or more agents; or

4.	through a combination of any such methods of sale.

The prospectus supplement relating to a particular series of the New Bonds will set forth the terms of the offering of the New Bonds, including:

1.	the name or names of any underwriters, dealers or agents and any syndicate of underwriters;

2.	the initial public offering price;

3.	any underwriting discounts and other items constituting underwriters’ compensation;

4.	the proceeds we will receive from that sale; and

5.	any discounts or concessions to be allowed or reallowed or paid by any underwriters to dealers.

Underwriters

If we sell the New Bonds through underwriters, they will acquire the New Bonds for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters for a particular underwritten offering of New Bonds will be named in the applicable prospectus supplement and, if an underwriting syndicate is used, the managing underwriter or underwriters will be named on the cover page of the applicable prospectus supplement. In connection with the sale of New Bonds, the underwriters may receive compensation from us or from purchasers in the form of discounts, concessions or commissions. The obligations of the underwriters to purchase New Bonds will be subject to certain conditions. The underwriters will be obligated to purchase all of the New Bonds of a particular series if any are purchased. However, the underwriters may purchase less than all of the New Bonds of a particular series should certain circumstances involving a default of one or more underwriters occur.

The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers by any underwriters may be changed from time to time.

Stabilizing Transactions

Underwriters may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying New Bonds so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the New Bonds in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the New Bonds to be higher than it would otherwise be if such transactions had not occurred.

Agents

If we sell the New Bonds through agents, the applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the New Bonds as well as any commissions we will pay to them. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Related Transactions

Underwriters, dealers and agents (or their affiliates) may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

Indemnification

We will agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including liabilities under the Securities Act.

Listing

Unless otherwise specified in the applicable prospectus supplement, the New Bonds will not be listed on a national securities exchange. No assurance can be given that any broker-dealer will make a market in any series of the New Bonds, and, in any event, no assurance can be given as to the liquidity of the trading market for any of the New Bonds.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the 2018 Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGALITY

The legality of the New Bonds and certain legal matters with respect to the offering of the New Bonds will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York, as to matters of New York law, Friday, Eldredge & Clark, LLP, Little Rock, Arkansas, as to matters of Arkansas law, and Duggins Wren Mann & Romero, LLP, Austin, Texas, as to matters of Texas law. Morgan, Lewis & Bockius LLP may rely on the opinion of Friday, Eldredge & Clark, LLP as to matters of Arkansas law relevant to its opinion, and on the opinion of Duggins Wren Mann & Romero, LLP as to matters of Texas law relevant to its opinion. Friday, Eldredge & Clark, LLP may rely on the opinion of Morgan, Lewis & Bockius LLP as to matters of New York law relevant to its opinion, and on the opinion of Duggins Wren Mann & Romero, LLP as to matters of Texas law relevant to its opinion. Duggins Wren Mann & Romero, LLP may rely on the opinion of Friday, Eldredge & Clark, LLP as to matters of Arkansas law relevant to its opinion, and on the opinion of Morgan, Lewis & Bockius LLP as to matters of New York law relevant to its opinion. Certain legal matters with respect to the offering of the New Bonds will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP regularly represents us and our affiliates in connection with various matters.